UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 28, 2011

TRACKSOFT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-54294	27-0938396
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7372 Services-Prepackaged Software
(Standard Industrial	0001502777
Classification)	(Central Index Key)

112 North Curry Street
Carson City, Nevada 89703
(Address of principal executive offices, including zip code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Rosario Piacente to Board of Drirectors, and as President

On December 27, 2011, Mr. Rosario Piacente, age 38,  was elected and appointed as President and Director of Tracksoft Systems, Inc., (the “Company”), to serve until the earlier of his death, resignation, or removal from such offices pursuant to the by-laws of the Company.  During the last five years Mr. Piacente has been a marketing consultant for Gyro Institution, LTD, located in Tortola, BVI, specializing in cutting advertising budgets while increasing revenues. He has taken the lead in marketing campaigns to develop and apply new research techniques and modeling tools to deliver insights and marketing direction.  Rosarios experience in overall business strategy, market analysis, and feature benefit analysis will provide insight for company wide promotion, sales strategy, sales plan, customer loyalty programming and systemization.  Mr. Piacente has not been the director of any company during the last 5 years.

Mr. Piacente has no contract or material arrangement with the Registrant, or any other person or entity, with respect to his appointment as director and president. There have been no transactions, since the beginning of the registrant's last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $ 120,000, and in which Mr. Rosario Piacente had or will have a direct or indirect material interest.  There is no family relationship between Mr. Piacente and any present or former director or officer of the registrant.

During the last 10 years, Mr. Picente has not been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
4.
Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.
Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Departure of Matthew Howell as Director and President

Matthew Howell resigned as Director and President of the Company effective December 27, 2011.  As a result Mr. Howell is no longer an executive officer or director of the Company.  Mr. Howell’s resignation was not due to any disagreement with the registrant, known to an executive officer of the registrant, as defined in 17 CFR 240.3b-7, on any matter relating to the registrant’s operations, policies or practices.

Departure of Phutthachaksu Muleethed as Secretary

Phutthachaksu Muleethed resigned as Secretary of the Company effective December 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2012	TRACKSOFT SYSTEMS, INC.

/s/ Rosario Piacente
Rosario Piacente
Chief Executive Officer, Director